EXHIBIT 10.1

Amendment to Change in Control Severance Agreement

This Amendment is effective as of August 1, 2013 by and between First Solar, Inc., a Delaware corporation (the “Company”) and [NAME] (the “Executive”).

WHEREAS, the Company and the Executive are party to a Change in Control Severance Agreement dated as of [DATE] (the “CIC Agreement”) and desire to amend certain provisions of the CIC Agreement comply with, and avoid penalties under, Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder (“Section 409A”);

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, the Company and the Executive hereby agree that the CIC Agreement is amended as provided herein.

1.
Notwithstanding the definition of “Change in Control” provided in the CIC Agreement, the occurrence of any of the events specified in such definition shall only constitute a “Change in Control” for purposes of the CIC Agreement if such event constitutes, as applicable, a change in ownership or effective control of a corporation or a change in ownership of a substantial portion of the assets of a corporation within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

2.
Notwithstanding Section 4(a)(i) and 4(a)(iii) of the CIC Agreement, in the event of a Qualifying Termination described in clause (iii) of the definition thereof (i.e., certain terminations without Cause prior to a Change in Control), (A) the severance payment described in Section 4(a)(i) of the CIC Agreement shall be reduced by the aggregate amount of any Severance Payments (within the meaning of the Employment Agreement) paid or payable to the Executive pursuant to the Employment Agreement (for the avoidance of doubt, nothing herein or in the CIC Agreement shall waive or alter the payment terms of any Severance Payments payable pursuant to the Employment Agreement) and (B) the 18-month period described in Section 4(a)(iii) shall be reduced by the period of time that the Executive receives any benefits pursuant to Section 1.5(c) of the Employment Agreement.

3.
To the extent required by Section 409A, any payment or benefit pursuant to the CIC Agreement that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of the Executive's employment shall only be paid or provided to the Executive upon the Executive's separation from service (within the meaning of Section 409A).

4.	Except as provided above, the CIC Agreement shall remain in full force and effect.

August 1, 2013                        FIRST SOLAR, INC.

by:
Name: Carol Campbell
Title: EVP, Human Resources

[NAME]